Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

FLEETWOOD ENTERPRISES, INC.

Fleetwood Enterprises, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following amendment to the Corporation’s Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Corporation’s Board of Directors at its meeting on June 30, 1986 and by the Corporation’s stockholders at a meeting held on September 9, 1986.

The Restated Certificate of Incorporation of Fleetwood Enterprises, Inc. is hereby amended by adding thereto the following Article Nineteenth.

NINETEENTH:  To the fullest extent permitted by Delaware general corporation law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

Except as so amended, the said Restated Certificate of Incorporation shall continue in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed on the 13th day of November, 1986.

FLEETWOOD ENTERPRISES, INC.

	By:	/s/ Glenn F. Kummer
President

ATTEST:

/s/ William H. Lear
Secretary